EXHIBIT B-4


                               OPERATING AGREEMENT


                                     Between

                     ALLIANT ENERGY CORPORATE SERVICES, INC.

                                       And

                        AMERICAN TRANSMISSION COMPANY LLC

                               -          , 2000 -
                                 ---------


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                                TABLE OF CONTENTS

                                                                            PAGE


1.   DEFINITIONS AND INTERPRETATION............................................3

     1.1  Definitions, Generally...............................................3

     1.2  Special Definitions..................................................3

          1.2.1  Blackstart Services...........................................4

          1.2.2  Control and Operation Services................................4

          1.2.3  DDC East......................................................4

          1.2.4  DDC West......................................................4

          1.2.5  Distribution System...........................................5

          1.2.6  East 34.5 kV Facilities.......................................5

          1.2.7  East 34.5 kV System...........................................5

          1.2.8  Emergency Response Services...................................5

          1.2.9  Foreign Utilities.............................................5

          1.2.10 Good Cause....................................................6

          1.2.11 Good Utility Practice.........................................6

          1.2.12 Key Personnel.................................................6

          1.2.13 Open Access Same-time Information System......................7

          1.2.14 OASIS Services................................................7

          1.2.15 Open Access Transmission Tariff...............................7

          1.2.16 Operations Date...............................................7

          1.2.17 Party.........................................................7

          1.2.18 Parties.......................................................7

          1.2.19 Protocols.....................................................7

          1.2.20 Services......................................................7

          1.2.21 SOC...........................................................8

          1.2.22 Technology....................................................8

          1.2.23 Transmission Facilities.......................................8

          1.2.24 Transmission Provider.........................................9

          1.2.25 Transmission System...........................................9

2.   TERM......................................................................9

     2.1  Term of Agreement....................................................9

     2.2  Extension............................................................9

3.   REQUIRED REGULATORY APPROVALS............................................10

4.   RESPONSIBILITIES OF ATCLLC...............................................10

     4.1  Scope of Services...................................................10

     4.2  Performance Standards...............................................11

     4.3  Control and Operation Services......................................13

     4.4  Emergency Response Services.........................................16

     4.5  Blackstart Services.................................................16

     4.6  OASIS Services......................................................17

     4.7  ATCLLC Resources....................................................17

     4.8  Cost Estimates......................................................18

     4.9  Reports.............................................................18

     4.10 Training............................................................19

     4.11 Real-time Data and Information Sharing..............................19

     4.12 Contracts with Third Parties........................................19

5.   RESPONSIBILITIES OF ALLIANT ENERGY CORPORATE SERVICES....................20

     5.1  General.............................................................20

     5.2  Control and Operation Services......................................21

     5.3  Emergency Response Services.........................................21

     5.4  Blackstart Services.................................................22

     5.5  Training............................................................23

     5.6  Performance Standards...............................................23

     5.7  Real-time Data and Information Sharing..............................23

6.   COMPENSATION OF ATCLLC...................................................24

     6.1  Compensation........................................................24

     6.2  Methods of Calculating the Compensation Due.........................24

     6.3  Billing and Payment.................................................24

     6.4  Audits and Adjustments..............................................24

7.   OWNERSHIP................................................................25

8.   DISPUTE RESOLUTION.......................................................27

9.   FORCE MAJEURE............................................................27

10.  LIMITATION ON LIABILITY..................................................28

11.  INDEMNITY................................................................28

12.  INSURANCE................................................................33

13.  SUCCESSORS AND ASSIGNS...................................................35

14.  NOTICE...................................................................36

15.  MISCELLANEOUS............................................................37

     15.1  Compliance with Laws...............................................37

     15.2  Entire Agreement...................................................37

     15.3  Counterparts.......................................................37

     15.4  Amendment..........................................................37

     15.5  Survival...........................................................37

     15.6  Independent Contractor.............................................37

     15.7  Confidentiality....................................................38

     15.8  Standards of Conduct...............................................39

     15.9  No Implied Waivers.................................................39

     15.10 No Third-Party Beneficiaries.......................................39

     15.11 Severability.......................................................40

     15.12 Governing Law......................................................40

     15.13 Headings...........................................................40

     15.14 Affiliate Status of Parties........................................40

                               OPERATING AGREEMENT

                                     Between

                     ALLIANT ENERGY CORPORATE SERVICES, INC.

                                       And

                        AMERICAN TRANSMISSION COMPANY LLC


                                    RECITALS

     THIS OPERATING AGREEMENT BETWEEN ALLIANT ENERGY CORPORATE SERVICES, INC.
AND AMERICAN TRANSMISSION COMPANY LLC is made and entered into as of       ,
                                                                     ------
2000, by and among Alliant Energy Corporate Services, Inc. hereinafter called Alliant Energy Corporate Services; and American Transmission Company LLC hereinafter called ATCLLC.

     WHEREAS, Alliant Energy Corporation ("Alliant Energy") was formed on April 21, 1998 as a result of the merger between WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company ("IPC"); and

     WHEREAS, Alliant Energy is a registered public utility holding company and is regulated by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935; and

     WHEREAS, Wisconsin Power and Light Company ("WPL"), IES Utilities Inc. ("IES") and IPC (collectively the "Alliant Energy Operating Companies") are direct public utility subsidiaries of Alliant Energy and are owners of electric generation, transmission, and distribution facilities with which they are engaged in the business of generating, transmitting, and selling electric energy to the general public and to other electric utilities; and

     WHEREAS, Alliant Energy, as part of its merger approval process filed, in Federal Energy Regulatory Commission Docket No. ER96-2560-000, a System Coordination and Operating Agreement ("Coordination Agreement") to, among other things, govern on a single-system basis the coordinated operations and joint planning of IES's, IPC's and WPL's transmission facilities; and

     WHEREAS, in order to implement the Coordination Agreement and perform other system-wide tasks, Alliant Energy formed a subsidiary service company, (Alliant Energy Corporate Services) to act as an agent for the Alliant Energy Operating Companies to, among other things, operate their transmission facilities as a single integrated system pursuant to Alliant Energy's open access transmission tariffs (OATT); and

     WHEREAS, ATCLLC is a Wisconsin limited liability corporation created pursuant to Wisconsin law to own and operate transmission facilities; and

     WHEREAS, WPL filed its application under Section 203 of the Federal Power Act, 16 U.S.C. ss. 824b on December 8, 1999, in Docket No. EC00-33-000 to transfer its transmission facilities (including the Stoughton Systems Operation Center (SOC)) to ATCLLC and on March 31, 2000, the Federal Energy Regulatory Commission authorized WPL's transfer of jurisdictional facilities. Wisconsin Power & Light Company, 90 FERC P. 61,347 (2000); and

     WHEREAS, after ATCLLC's Operations Date (currently expected to be January 1, 2001) Alliant Energy Corporate Services, as agent for IES and IPC, will need to obtain certain services to operate IES's and IPC's transmission systems that are currently provided by Alliant Energy Corporate Services through the use of the SOC; and

     WHEREAS, Alliant Energy Corporate Services, as agent for IES and IPC, administers certain agreements between Central Iowa Power Cooperative (CIPCO) and IES and IPC relating to the operation of CIPCO's transmission system; and

     WHEREAS, after ATCLLC's Operations Date (currently expected to be January 1, 2001) Alliant Energy Corporate Services, as agent for IES and IPC, will need to obtain certain services to operate CIPCO's transmission systems that are currently provided by Alliant Energy Corporate Services through the use of the SOC; and

     WHEREAS, after ATCLLC's Operations Date (currently expected to be January 1, 2001) Alliant Energy Corporate Services, as agent for WPL, will need to obtain certain services to operate WPL's 34.5 kV facilities in Wisconsin that are currently provided by Alliant Energy Corporate Services through the use of the SOC; and

     WHEREAS, Alliant Energy Corporate Services believes that ATCLLC will be qualified on the Operations Date to perform such services.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein, the parties hereto mutually agree as follows:

                        1.  DEFINITIONS AND INTERPRETATION

     1.1  DEFINITIONS, GENERALLY

     Unless defined in Section 1.2 of this Agreement, the definition of each defined term used in this Agreement shall be the same as the definition for that term set forth in the OATT, the Operating Agreement of ATCLLC, or the Asset Contribution Agreement between the Parties.

     1.2  SPECIAL DEFINITIONS

     The following defined terms used in this Agreement and attached Schedules shall be defined as set forth below:

          1.2.1     BLACKSTART SERVICES

          "Blackstart Services" shall be as defined in Section 4.5 of this Agreement and as further described in Schedules A and B.

          1.2.2     CONTROL AND OPERATION SERVICES

          "Control and Operation Services" shall be as defined in Section 4.3 and as further described in Schedules A and B to this Agreement.

          1.2.3     DDC EAST

          "DDC East" shall mean the Alliant Energy Corporate Services' East Distribution Dispatch Center in Janesville, Wisconsin.

          1.2.4     DDC WEST

          "DDC West" shall mean the Alliant Energy Corporate Services' West Distribution Dispatch Center in Cedar Rapids, Iowa.

          1.2.5     DISTRIBUTION SYSTEM

          "Distribution System" shall mean the equipment, facilities, and interconnection equipment owned or controlled by a local distribution company, interconnected to the Transmission System or the East 34.5 kV Facilities, and used to deliver power and energy to end users. Distribution System includes transformers, switches and feeders with an operating voltage of less than 50 kilovolts. The Distribution System shall also include the transmission voltage on the high side of the distribution transformer and its dedicated high side device, if present, which may be greater than 50 kilovolts, up to the boundary with the Transmission System delineated by the load-side of the high-side disconnecting device of the distribution transformer. The Distribution System does not include the East
     34.5 kV Facilities.

          1.2.6     EAST 34.5 KV FACILITIES

          "East 34.5 kV Facilities" shall mean the physical facilities and equipment for the distribution of electric energy , operated at a nominal voltage of 34.5 kV and owned and maintained by WPL after the Operations Date.

          1.2.7     EAST 34.5 KV SYSTEM

          "East 34.5 kV System" includes the system of facilities for the distribution of electric energy services which is operated at a nominal voltage of 34 kV and owned and maintained by WPL or its designee after the Operations Date.

          1.2.8     EMERGENCY RESPONSE SERVICES

          "Emergency Response Services" shall mean those services as described in Sections 4.4 and 5.3 and Schedules A and B of this Agreement.

          1.2.9     FOREIGN UTILITIES

          "Foreign Utilities" shall mean those utilities that directly connect to Distribution or Transmission Systems.

          1.2.10    GOOD CAUSE

          "Good Cause" shall mean (i) misconduct that is or could be materially detrimental to Alliant Energy Corporate Services or ATCLLC, (ii) breach of a material provision of any agreement to which Alliant Energy Corporate Services is a party; (iii) the commission of one or more acts which constitute an indictable crime under United States Federal, state, or local law, or (iv) the failure to substantially perform work-related duties.

          1.2.11    GOOD UTILITY PRACTICE

          "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, or acts generally accepted in the region.

          1.2.12    KEY PERSONNEL

          "Key Personnel" shall mean individuals employed by ATCLLC in the positions of managers and supervisors and who are designated as the individuals directly responsible for supervising or managing work to be performed or services to be provided under this Agreement.

          1.2.13    OPEN ACCESS SAME-TIME INFORMATION SYSTEM

          "Open Access Same-time Information System" or "OASIS" shall mean a nation-wide electronic bulletin board communications system that is required for transmission service reservations.

          1.2.14    OASIS SERVICES

          "OASIS Services" shall be as described in Section 4.6 of this Agreement and as further described in Schedules A and B.

          1.2.15    OPEN ACCESS TRANSMISSION TARIFF

          "Open Access Transmission Tariff " or "OATT" shall mean the open access transmission tariff of the Transmission Provider on file with the FERC.

          1.2.16    OPERATIONS DATE

          "Operations Date" shall mean January 1, 2001 or such later date on which ATCLLC receives the necessary approvals, and commences operations.

          1.2.17    PARTY

          "Party" shall mean either Alliant Energy Corporate Services or ATCLLC.

          1.2.18    PARTIES

          "Parties" shall mean both Alliant Energy Corporate Services and
     ATCLLC.

          1.2.19    PROTOCOLS

          "Protocols" shall mean the procedures and requirements set forth in Schedules A and B of this Agreement.

          1.2.20    SERVICES

          "Services" shall mean Black Start Services, Control and Operation Services, Emergency Response Services, and OASIS Services.

          1.2.21    SOC

          "SOC" shall mean the ATCLLC System Operations Center (SOC) near Stoughton, Wisconsin or its designated back up facility.

          1.2.22    TECHNOLOGY

          "Technology" shall mean any ideas, know-how, inventions, developments, discoveries, trade secrets, processes, technical information, and improvements relating in any way to the Services, including without limitations, machines, manufactures, methods, techniques, systems, computer software and documentation, data and information (including, but not limited to, maintenance records, reports, training materials, findings, charts, tables and diagrams) (irrespective of whether in human or machine-readable form), works of authorship, and products, whether or not patentable, copyrightable, or susceptible to any other form of protection and whether or not reduced to practice, and whether or not described in writing.

          1.2.23    TRANSMISSION FACILITIES

          "Transmission Facilities" shall mean the physical facilities and equipment for the transmission of electric energy and ancillary services, operated at a nominal voltage of 69 kV and above that are owned by IPC or IES after the Operations Date, or that IPC and IES are contractually obligated to operate pursuant to an agreement or agreements with CIPCO.

          1.2.24    TRANSMISSION PROVIDER

          "Transmission Provider" shall mean Alliant Energy Corporate Services and its successors and assigns.

          1.2.25    TRANSMISSION SYSTEM

          "Transmission System" shall mean the system of facilities for the transmission of electric energy and ancillary services which is operated at a nominal voltage of 69KV and above and that are owned by IPC or IES after the Operations Date, or that IPC and IES are contractually obligated to operate pursuant to an agreement or agreements with CIPCO.

                                    2.  TERM

     2.1  TERM OF AGREEMENT

     Subject to Article 3, this Agreement as it relates to Services provided for the Transmission Facilities or the Transmission System shall be effective from the date of its execution or the Operations Date, whichever is earlier, and shall continue in effect for an initial term through the day before the second anniversary of the Operations Date. Subject to Article 3, this Agreement as it relates to Services provided for the East 34.5 kV Facilities or the East 34.5 kV System shall be effective from the date of its execution or the Operations Date, whichever is earlier, and shall continue in effect for an initial term through the day before the third anniversary of the Operations Date.

     2.2  EXTENSION

     For Services provided under this Agreement for the Transmission Facilities or Transmission System, this Agreement shall automatically renew for subsequent one year terms unless either Party provides written notice of its intent not to renew the Agreement with respect to such Services at least six months prior to the end of the then-current term. For Services provided under this Agreement for the East 34.5 kV Facilities or the 34.5 kV System, this Agreement shall automatically renew for subsequent two year terms unless either Party provides written notice of its intent not to renew the Agreement with respect to such Services at least twenty-four months prior to the end of the then-current term.

                        3.  REQUIRED REGULATORY APPROVALS

     The effectiveness of this Agreement is hereby expressly conditioned upon the receipt by Alliant Energy Corporate Services and ATCLLC of all permits, regulatory authorizations and regulatory approvals that shall be required by the parties to enter into and perform their obligations under this Agreement in a form acceptable in the reasonable judgment of the Party affected thereby.

                         4.  RESPONSIBILITIES OF ATCLLC

     4.1  SCOPE OF SERVICES

     (a) ATCLLC shall perform, or cause to be performed, the Services in accordance with the terms, conditions and procedures specified in this Agreement and the Protocols.

     (b) ATCLLC shall be the exclusive provider of the Services during the term of this Agreement.

     (c) Alliant Energy Corporate Services shall have the right, upon reasonable notice, to request ATCLLC to provide any of the Services relating to the Transmission System or the East 34.5 kV System that may be necessary or appropriate, in accordance with Good Utility Practice, for the term of this Agreement.

     (d) ATCLLC shall have no obligation to provide any services other than the Services, except as may be agreed to by Alliant Energy Corporate Services and ATCLLC.

     4.2  PERFORMANCE STANDARDS

     (a) In meeting its responsibilities hereunder, ATCLLC shall at all times follow Good Utility Practice, and the requirements of this Agreement, including the Protocols.

     (b) ATCLLC shall provide the Services in accordance with Alliant Energy Corporate Services' direction as necessary to give effect to Alliant Energy Corporate Services policies, plans and business decisions but ATCLLC shall be responsible for determining the manner of performance and for supervision of the work specified by Alliant Energy Corporate Services or its duly authorized designee. With respect to performance of the Services, should ATCLLC object to following the Protocols, specifications, or directives of Alliant Energy Corporate Services on any basis, ATCLLC shall nonetheless follow such Protocols, directives, and specifications. Where, in the judgment of ATCLLC, following the specifications or directives of Alliant Energy Corporate Services would pose a substantial risk to property or human safety, ATCLLC shall, where time permits, notify a representative of Alliant Energy Corporate Services and seek relief from the Protocol, specification or directive. Where ATCLLC does not have time to notify an Alliant Energy Corporate Services representative and obtain relief, ATCLLC may take reasonable steps to mitigate the risk of damage to property or risk to human safety. In any non-emergency case in which ATCLLC objects to following the Protocols, directives or specifications of Alliant Energy Corporate Services, its Key Personnel shall so notify Alliant Energy Corporate Services in writing or confirm oral notice in writing. ATCLLC may, where it has given the notice required in this Section, subsequently address its objections under the dispute resolution process set forth in Article 8 of this Agreement.

     (c) Except as directed by Alliant Energy Corporate Services, ATCLLC shall make good faith efforts to maintain the pre-Agreement quality and timeliness of the Services in accordance with Good Utility Practice. This requirement is subject to Alliant Energy Corporate Services' provision to ATCLLC of adequate information regarding Alliant Energy Corporate Services' pre-Agreement performance of the Services.

     (d) In providing the Services, ATCLLC shall, except as directed by Alliant Energy Corporate Services, continue to seek to preserve the useful life of the Transmission Facilities and East 34.5 kV Facilities.

     (e) ATCLLC shall not be deemed to have failed to adequately perform a specific Service under this Agreement where (i) ATCLLC has performed the specific Service in accordance with Good Utility Practice, the Protocols, or any directive, specification, procedure or policy of Alliant Energy Corporate Services; or (ii) where its ability to adequately perform a specific Service was constrained by an Alliant Energy Corporate Services-imposed limitation on that specific Service to which limitation ATCLLC objected in writing, or if orally, confirmed in writing by Key Personnel, at such time as the effect of the restraint became known.

     (f) If Alliant Energy Corporate Services discovers that any Services performed fail to conform to this Agreement, ATCLLC shall, at Alliant Energy Corporate Services' option, promptly correct or re-perform such non-conforming Services so that they conform to this Agreement. ATCLLC shall perform its remedial obligations hereunder in a timely manner consistent with Alliant Energy Corporate Services' reasonable requirements. If ATCLLC repeatedly fails, or is unable, to remedy such non-conforming Services during a period consistent with Alliant Energy Corporate Services' reasonable requirements, Alliant Energy Corporate Services may undertake to remedy the non-conforming Services and in such case ATCLLC shall reimburse Alliant Energy Corporate Services for any reasonable costs incurred thereby. This subsection shall be in addition to any other remedies provided by this Agreement or available at law or equity.

     (g) ATCLLC shall conduct its activities under this Agreement and the Protocols so as to minimize the number, extent and duration of outages, consistent with Good Utility Practice and the avoidance of incurring imprudent cost.

     (h) Except as otherwise directed by Alliant Energy Corporate Services, and subject to the requirements of Section 5.6(c), ATCLLC shall perform the Services in accordance with (i) standards and procedures necessary to preserve coverages under all insurance policies applicable to the Transmission System and the East
34.5 kV System and (ii) the procedures required to preserve all applicable manufacturers' warranties.

     4.3  CONTROL AND OPERATION SERVICES

     (a) Except as specifically provided in this Agreement or in the Protocols, ATCLLC shall provide Control and Operation Services for all Transmission Facilities and East 34.5 kV Facilities.

     (b) Except where the Protocols specifically provide that one or more of the activities listed in this Subsection are to be undertaken by Alliant Energy Corporate Services, "Control and Operation Services" shall mean the remote oversight, monitoring and control of the Transmission System and the East 34.5 kV System, from the SOC or its designated backup facility, utilizing specialized computer equipment and software such as an Energy Management System, and shall specifically include:

          (i) coordinating, scheduling and directing all planned switching needed to accommodate maintenance work on the Transmission Facilities and the East 34.5 kV Facilities.

          (ii) directing unplanned and emergency field switching of the Transmission Facilities and East 34.5 kV Facilities.

          (iii)directing Alliant Energy Corporate Services field personnel to investigate system anomalies.

          (iv) directing all other control and operation activities under the terms and conditions of this Agreement and consistent with the Protocols.

          (v) performing security analysis of the Transmission System and the East 34.5 kV System. This includes the performance and evaluation of the advanced security applications on the EMS, including state estimation, powerflow, and contingency analysis.

          (vi) meeting, consistent with Good Utility Practice, Transmission System operating security limits as established by Alliant Energy Corporate Services or returning the Transmission System within these security limits should contingencies or events force the system outside of those limits.

          (vii) monitoring voltage, line flows, circuit breaker status, and transformer tap positions);

          (viii) remotely controlling devices in the field such as circuit breakers, transformer taps, circuit switchers, and other devices;

          (ix) administering switching and hold carding procedures in the control center;

          (x) planning, scheduling and directing Transmission Facility and East 34.5kV Facility outages and assisting in prioritizing the use of field personnel in the restoration of the Transmission System and the East 34.5 kV System during emergencies;

          (xi) processing, including granting or denying, transmission service requests;

          (xii) alarm processing;

          (xiii) directing load-shedding;

          (xiv) communicating with field personnel via radio or other means as necessary to perform the activities listed in this Subsection; and

          (xv) record keeping associated with the activities listed in this Subsection as dictated by Good Utility Practice or as otherwise requested by Alliant Energy Corporate Services.

     (c) ATCLLC shall provide Alliant Energy Corporate Services with such access to the SOC, including remote electronic access to the SOC's Energy Management System (EMS), that may be necessary in accordance with Good Utility Practice for Alliant Energy Corporate Services to safely and reliably carry out its duties as a Transmission Provider. Alliant Energy Corporate Services shall abide by FERC standards and requirements for any transmission information obtained by Alliant Energy Corporate Services' access to the SOC or the SOC's EMS.

     (d) ATCLLC shall maintain an organization and personnel to support the reliable operation of the EMS in the course of provision of the Services. Such support shall include, but is not limited to: installation and maintenance of EMS software; installation and maintenance of EMS hardware; modification, maintenance and upgrades to EMS databases and displays; and the replacement or upgrade of existing EMS software or hardware. ATCLLC shall seek Alliant Energy Corporate Services' approval prior to initiating any software or hardware replacements or upgrades that directly impact the Transmission System, the Distribution System, or the East 34.5 kV System. Alliant Energy Corporate Services shall not unreasonably withhold or delay such approval, nor condition approval in a fashion which compromises ATCLLC's obligations with respect to operation of its transmission system from the SOC or designated SOC back-up facility.

     4.4  EMERGENCY RESPONSE SERVICES

     (a) ATCLLC shall maintain an organization and personnel sufficient to provide Alliant Energy Corporate Services Emergency Response Services 24-hours per day, seven days per week pursuant to and consistent with this Agreement and the Protocols. Communications between the Parties necessary for ATCLLC to perform Emergency Response Services shall be made using the method or methods consistent with Good Utility Practice at the time the communication takes place.

     (b) ATCLLC shall make timely reports to Alliant Energy Corporate Services about a emergency conditions, including timely reports of the actions ATCLLC directs in response to and in anticipation of emergency conditions and timely reports of progress made in responding to emergency conditions.

     (c) ATCLLC shall work closely with Alliant Energy Corporate Services to coordinate communications with Alliant Energy Corporate Services' customers, public agencies and the media about emergency conditions and service restoration efforts.

     (d) In its performance of Emergency Response Services, ATCLLC shall take prompt and timely action, consistent with Good Utility Practice, to prevent or minimize damage to the Transmission System and the East 34.5 kV System and to facilitate restoration of service. ATCLLC shall seek approval of such actions as required by Alliant Energy Corporate Services, time and system conditions permitting. Such approval may be in the form of the emergency response plan agreed to by Alliant Energy Corporate Services and ATCLLC.

     4.5  BLACKSTART SERVICES

     (a) ATCLLC shall initiate, when appropriate, the Blackstart plan relating to the Transmission System.

     (b) Prior to initiating such Blackstart plan, ATCLLC shall notify Alliant Energy Corporate Services at the DDC West.

     (c) If requested by Alliant Energy Corporate Services, ATCLLC shall, as part of the Services, assist Alliant Energy Corporate Services in the development of a Blackstart plan relating to the Transmission System.

     4.6  OASIS SERVICES

     ATCLLC shall be responsible for inserting and extracting Transmission System data to and from the Alliant Energy OASIS node as an agent of Alliant Energy in conformance with the policy and direction of Alliant Energy Corporate Services, and shall administer the OATT as it applies to the Transmission System for Alliant Energy Corporate Services. Administration of the OATT shall include authorizing and refusing requests for transmission service on the Transmission System in conformance with Alliant Energy Corporate Services' policies and direction and applicable rules and regulations of the Federal Energy Regulatory Commission. ATCLLC shall prepare documentation that will allow Alliant Energy Corporate Services to invoice its transmission customers for the transmission service provided on the Transmission System.

     4.7  ATCLLC RESOURCES

     (a) ATCLLC shall maintain and manage the organizational and physical resources needed to perform the Services.

     (b) ATCLLC shall maintain an organization and personnel, including contractors if necessary, capable of performing the Services in a cost effective manner. Qualifications for Key Personnel assigned to manage the performance of Services shall be available to Alliant Energy Corporate Services at any reasonable time. Alliant Energy Corporate Services shall have the right to interview the Key Personnel proposed by ATCLLC to manage the performance of Services and to reject such Key Personnel for Good Cause at any time during the term of this Agreement.

     (c) ATCLLC shall maintain and manage the equipment, spare parts, materials and supplies needed to perform the Services as required by this Agreement.

     4.8  COST ESTIMATES

     (a) As soon as possible before the anticipated Operations Date, and thereafter at least 90 days before the beginning of each year throughout the term of this Agreement, ATCLLC shall submit in writing to Alliant Energy Corporate Services, for Alliant Energy Corporate Services' review and approval, which approval shall not be unreasonably withheld or delayed, a good faith estimate of the anticipated calendar-year expenditures for the Services .

     (b) The cost estimates shall include the information, and follow the format, normally used by ATCLLC in the preparation of cost estimates for the operation of its Transmission System.

     4.9  REPORTS

     (a) As part of the Services, ATCLLC shall prepare and submit the reports described in this Section. Such reports and data shall be provided to Alliant Energy Corporate Services without restriction, and are subject to the confidentiality provisions of Section 15.7 of this Agreement.

     (b) Within 30 days after the end of each month in which Services are provided, ATCLLC will provide Alliant Energy Corporate Services with reports and data describing Transmission System and East 34.5 kV System operation and reliability as specified by Alliant Energy Corporate Services.

     (c) ACTLLC shall prepare such other reports, and provide such other information, as Alliant Energy Corporate Services may request regarding the Services.

     4.10 TRAINING

     (a) As part of the Services, ATCLLC shall train its employees and agents appropriately to carry out its responsibilities to Alliant Energy Corporate Services under this Agreement. Upon request, ATCLLC shall provide Alliant Energy Corporate Services the training materials, and the course materials used by ATCLLC in any training programs conducted pursuant to this Section.

     (b) As part of the Services, ATCLLC shall provide training sessions to familiarize Alliant Energy Corporate Service employees or agents with the processes and procedures developed by ATCLLC during the term of this Agreement for provision of the Services. ATCLLC shall provide such training sessions at such times and locations, to such audiences, and with such content, as may be appropriate and requested by Alliant Energy Corporate Services.

     4.11 REAL-TIME DATA AND INFORMATION SHARING

     ATCLLC shall provide all real-time data and information relating to the Services as deemed necessary or appropriate by Alliant Energy Corporate Services and consistent with Good Utility Practice. Alliant Energy Corporate Services shall abide by all FERC standards and requirements that may apply to the use of such information.

     4.12 CONTRACTS WITH THIRD PARTIES.

     Alliant Energy Corporate Services acknowledges that ATCLLC may enter into contracts with third parties to perform some of the Services. All such third-party contracts shall be subject to the following provisions.

     (a) ATCLLC may enter into contracts with qualified third parties for the provision of Services, provided that ATCLLC obtains Alliant Energy Corporate Services' prior written approval of all proposed contractors and contracts under which the amounts payable are reasonably expected to exceed $100,000 annually, which approval Alliant Energy Corporate Services shall not unreasonably withhold or delay.

     (b) ATCLLC may not split any contracts to avoid the $100,000 approval threshold.

     (c) ATCLLC shall pass all invoices it receives for third-party contract work used to provide Services under this Agreement directly through to Alliant Energy Corporate Services, with no additional charges or markups, except as may be specifically authorized under this Agreement.

            5.  RESPONSIBILITIES OF ALLIANT ENERGY CORPORATE SERVICES

     5.1  GENERAL

     During the term of this Agreement, Alliant Energy Corporate Services shall, at its cost and expense, perform or provide the following at the times required to support the provision of the Services:

     (a) Alliant Energy Corporate Services shall, with the concurrence and assistance of ATCLLC as may be necessary or appropriate, procure and maintain in effect all permits, certificates and licenses needed for the operation of the Transmission Facilities and the East 34.5 kV Facilities.

     (b) Alliant Energy Corporate Services shall provide ATCLLC with the information, oversight and direction, access to land, use of existing facilities or equipment owned or controlled by Alliant Energy Corporate Services that ATCLLC may need to fulfill ATCLLC's responsibilities under this Agreement, including the Protocols.

     (c) Alliant Energy Corporate Services shall limit dissemination of any information obtained from ATCLLC, in connection with the performance of the Services, to the energy marketing personnel of Alliant Energy Corporate Services, or any other entity, as necessary to comply with FERC standards and requirements governing access to transmission information.

     (d) Alliant Energy Corporate Services shall maintain and manage the personnel, third party contractors, and physical resources needed to respond to ATCLLC switching and other directions from ATCLLC that ATCLLC is authorized or required to give under the terms and conditions of this Agreement, including the Protocols.

     5.2  CONTROL AND OPERATION SERVICES

     (a) Except as specifically provided in this Agreement or in the Protocols, Alliant Energy Corporate Services shall provide all Control and Operation Services for the Distribution System.

     (b) Alliant Energy Corporate Services shall be responsible for providing all the field personnel and the field supervision necessary to perform the planned, unplanned and emergency field switching of Transmission Facilities and the East 34.5 kV Facilities as directed by ATCLLC in its provision of the Services. Alliant Energy Corporate Services shall perform switching and related activities in a safe and reliable manner, consistent with Good Utility Practice, and shall promptly respond to the directives of ATCLLC with respect to these activities.

     5.3  EMERGENCY RESPONSE SERVICES

     (a) Alliant Energy Corporate Services shall maintain an organization and field personnel sufficient to provide prompt response 24-hours per day, seven days per week, and as necessary to enable ATCLLC to comply with the requirements of this Agreement, including the Protocols. In carrying out such field work, communications between the Parties necessary for ATCLLC to perform Emergency Response Services shall be made using the method or methods consistent with Good Utility Practice at the time the communication takes place.

     (b) Alliant Energy Corporate Services shall provide all field work as needed for response, repairs, and reporting related to emergency conditions.

     (c) Alliant Energy Corporate Services shall make timely reports to ATCLLC about emergency conditions, including timely updates as to actions taken by Alliant Energy Corporate Services at ATTLLC's direction in response to and in anticipation of emergency.

     (d) Alliant Energy Corporate Services shall monitor adverse weather conditions and anticipated adverse weather conditions for the purpose of maintaining adequate Alliant Energy Corporate Services field personnel to respond to adverse weather conditions.

     (e) Alliant Energy Corporate Services shall have ultimate responsibility for communications with Alliant Energy Corporate Services customers, public agencies and the media regarding emergency conditions and service restoration efforts. Alliant Energy Corporate Services shall, to the extent practicable, provide ATCLLC with advance notice of the intended substance and timing of communications with the media and public agencies regarding emergency conditions and service restoration efforts.

     5.4  BLACKSTART SERVICES

     (a) Alliant Energy Corporate Services shall be responsible for contacting and placing into service all managers and field personnel who are needed to implement the Blackstart plan.

     (b) Alliant Energy Corporate Services is solely responsible for the adequacy of the Blackstart plan.

     5.5  TRAINING

     (a) Alliant Energy Corporate Services shall train its employees and agents to carry out Alliant Energy Corporate Services' responsibilities under this Agreement, including those set forth in the Protocols.

     (b) Alliant Energy Corporate Services will provide training to ATCLLC employees and agents as requested by ATCLLC and as appropriate to promote ATCLLC's provision of the Services in a safe and reliable manner. Such training shall include, but is not necessarily limited to, training relating to the facilities, policies, procedures, operating standards, safety practices, and tariffs of Alliant Energy Corporate Services.

     5.6  PERFORMANCE STANDARDS

     (a) In meeting its responsibilities hereunder, Alliant Energy Corporate Services shall at all times follow Good Utility Practice and the requirements of this Agreement, including the requirements of the Protocols.

     (b) Alliant Energy Corporate Services shall conduct its activities under this Agreement and the Protocols so as to minimize the number, extent and duration of outages, consistent with Good Utility Practice and the avoidance of incurring imprudent cost.

     (c) Alliant Energy Corporate Services shall make ATTLLC aware of all (i) standards and procedures necessary to preserve coverages under all insurance policies applicable to the Transmission Facilities and the East 34.5 kV Facilities and (ii) the procedures required to preserve all applicable manufacturers' warranties.

     5.7  REAL-TIME DATA AND INFORMATION SHARING

     Alliant Energy Corporate Services shall provide all real-time data and information to ATCLLC as ATCLLC deems necessary or appropriate and consistent with Good Utility Practice.

                           6.  COMPENSATION OF ATCLLC

     6.1  COMPENSATION

     As full and complete compensation for ATCLLC's provision of the Services, Alliant Energy Corporate Services shall pay ATCLLC all of the reasonable direct and indirect costs incurred by ATCLLC in performing such Services. Direct and indirect costs include but are not limited to labor costs with loadings which shall include labor costs for tasks such as recording costs and invoicing Alliant Energy Corporate Services and the cost of materials and supplies; return of and on the cost of property employed; and payments to contractors, plus all overheads directly associated with any and all of these costs.

     6.2  METHODS OF CALCULATING THE COMPENSATION DUE

     The methods and procedures for determining, recording, allocating, billing and auditing of ATCLLC's costs are set forth in Schedule C hereto.

     6.3  BILLING AND PAYMENT

     ATCLLC shall provide invoices to Alliant Energy Corporate Services each month, setting forth the costs incurred by ATCLLC during the previous month to provide the Services, and identifying costs accrued for Services by ATCLLC during the previous month, which accrued costs will be invoiced at a later date. Alliant Energy Corporate Services shall pay each invoice within 15 days of receipt from ATCLLC. Billing and payment disputes that cannot be resolved in the normal course of business shall be resolved using the dispute resolution procedures described in Article 8.

     6.4  AUDITS AND ADJUSTMENTS

     ATCLLC shall maintain and retain for such time as Alliant Energy Corporate Services may reasonably direct, but not for longer than six years, the books and other records needed to document the costs ATCLLC incurs as a result of fulfilling its obligations under this Agreement. ATCLLC shall respond to any reasonable request from Alliant Energy Corporate Services for information related to a cost charged by ATCLLC to Alliant Energy Corporate Services by providing Alliant Energy Corporate Services the information reasonably needed by Alliant Energy Corporate Services to verify the cost in question. From time to time, Alliant Energy Corporate Services may conduct, and ATCLLC shall permit Alliant Energy Corporate Services to conduct or cause to be conducted by its authorized agents, at Alliant Energy Corporate Services' expense, audits of the books and records of ATCLLC that relate to the Services provided under this Agreement. Such audits will be conducted at reasonable, mutually agreed upon times, provided that Alliant Energy Corporate Services must contest invoices within one year of receipt and must complete any audit relating to a contested invoice within a reasonable period of time thereafter. Any adjustment identified to be made as a result of an audit and that is payable under Section 5 of Schedule C shall be made to the billing statement next issued following the conclusion of the audit.

                                  7.  OWNERSHIP

     For the purpose of this Agreement:

     (a)  Rights in Alliant Energy Corporate Services Independently Developed
Technology: Any Technology prepared, developed or acquired solely by the Alliant Energy Corporate Services shall be owned solely by Alliant Energy Corporate Services (hereinafter, "Alliant Energy Corporate Services Owned Technology"). Except as provided for herein, nothing herein shall imply a license in the Alliant Energy Corporate Services Owned Technology.

     (b) Rights In ATCLLC Independently Developed Technology: Any Technology prepared, developed or acquired solely by ATCLLC shall be owned solely by ATCLLC (hereinafter, "ATCLLC Owned Technology"). Except as provided for herein, nothing herein shall imply a license in the ATCLLC Owned Technology.

     (c) Rights In Jointly Developed Technology: Any Technology jointly prepared, developed or acquired by the Alliant Energy Corporate Services and ATCLLC, shall be jointly owned (hereinafter, "Joint Technology"). The ownership rights granted under this paragraph shall be limited to the Joint Technology only and, except as provided for herein, does not grant any rights, license or otherwise in either the Alliant Energy Corporate Services Owned Technology or ATCLLC Owned Technology that may be necessary to utilize the Joint Technology.

     (d)  Grant Of Rights In Alliant Energy Corporate Services Owned Technology:
To the extent any Alliant Energy Corporate Services Owned Technology is needed by ATCLLC in furtherance of performing the Services or any aspect thereof, the Alliant Energy Corporate Services hereby grants to ATCLLC a full and complete, world-wide, royalty-free, fully paid-up, non-exclusive license to use, without the right to grant sublicenses, the Alliant Energy Corporate Services Owned Technology.

     (e) Grant Of Rights In Background ATCLLC Technology: To the extent that background or underlying technology of ATCLLC used by ATCLLC in its performance of Services hereunder is required by Alliant Energy Corporate Services to make use of Alliant Energy Corporate Services Owned Technology or the Joint Technology in order to operate the Transmission Facilities, ATCLLC hereby grants to the Alliant Energy Corporate Services a full and complete, world-wide, royalty-free, fully paid-up, non-exclusive license to use the background or underlying technology of the ATCLLC, after the expiration of this Agreement but only for the purposes and to the extent used during the term of this Agreement, without the right to grant sublicenses.

     (f) Shared Rights in Joint Technology: Alliant Energy Corporate Services and ATCLLC shall retain perpetually full and complete rights to (e.g., make, use or sell) the Joint Technology. Neither party may assign or otherwise transfer any rights in the Joint Technology, by license or otherwise, to the detriment of the other.

                             8.  DISPUTE RESOLUTION

     Any dispute arising out of or in connection with this Agreement shall be resolved according to the dispute resolution procedures set forth in Exhibit B to the Operating Agreement of American Transmission Company LLC.

                                9.  FORCE MAJEURE

     (a) Neither Party shall be responsible or liable, or deemed in breach hereof, to the extent the performance of its respective obligations hereunder is prevented or delayed due solely to circumstances beyond the reasonable control and without the fault or negligence of the party experiencing such impediment to performance, including but not limited to acts of God; war; riots; strikes, lockouts or other labor disturbances; labor or material shortages; actions or failures to act on the part of governmental authorities preventing or delaying performance; inability despite due diligence to obtain required licenses; or fire (such causes hereinafter called "Force Majeure").

     (b) The Party experiencing the Force Majeure shall exercise due diligence in endeavoring to overcome any Force Majeure impediment to its performance, but settlement of its labor disturbances shall be entirely within its discretion. The Party experiencing the Force Majeure shall promptly give written notification to the other Party. This written notification shall include a full and complete explanation of the Force Majeure and its cause, the status of the Force Majeure, and the actions such Party is taking and proposes to take to overcome the Force Majeure. Alliant Energy Corporate Services shall have the right, upon written notice to ATCLLC, to obtain alternate contractors to perform the Services during any event of Force Majeure that prevents or delays ATCLLC's performance hereunder if the Force Majeure has or, in Alliant Energy Corporate Services' reasonable judgment, threatens to have an adverse effect on Alliant Energy Corporate Services' ability to conduct its operations.

                          10.  LIMITATION ON LIABILITY

     With respect to claims by and between the Parties under this Agreement, the measure of damages at law or in equity in any action or proceeding shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived and neither Party shall be liable in statute, contract, in tort (including negligence), strict liability, warranty or under any other legal theory or otherwise to the other Party, its agents, representatives, and/or assigns, for any special, incidental, punitive, exemplary or consequential loss or damage whatsoever, including, but not limited to, loss of profits or revenue on work not performed, for loss of use of or under-utilization of the other Party's facilities, loss of use of revenues, attorneys' fees, litigation costs, or loss of anticipated profits, resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement, without regard to the cause or causes related thereto, including the negligence of any party. The Parties expressly acknowledge and agree that this limitation shall apply to any claims for indemnification under Article 11 of this Agreement. The provisions of this section shall survive the termination or expiration of this Agreement.

                                 11.  INDEMNITY

     (a)  ATCLLC's Indemnification. Subject to the provisions of Article 10,
          ------------------------
ATCLLC shall indemnify, hold harmless and defend Alliant Energy Corporate Services, and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates' employees, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including Alliant Energy Corporate Services' employees and affiliates' employees, ATCLLC's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by ATCLLC or its officers, directors, employees, managers, members, agents, contractors, subcontractors and invitees arising out of or connected with ATCLLC's performance or breach of this Agreement, or the exercise by ATCLLC of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, damage or death is held to have been caused by the negligence or intentional wrongdoing of Alliant Energy Corporate Services, its agents, managers, or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, ATCLLC hereby waives any defense it otherwise might have under applicable workers' compensation laws.

     (b)  Alliant Energy Corporate Services' Indemnification. Subject to the
          --------------------------------------------------
provisions of Article 10, Alliant Energy Corporate Services shall indemnify, hold harmless and defend ATCLLC, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including ATCLLC's employees and affiliates' employees, Alliant Energy Corporate Services' employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Alliant Energy Corporate Services or its officers, directors, employees, agents, managers, members, contractors, subcontractors and invitees arising out of or connected with Alliant Energy Corporate Services' performance or breach of this Agreement, or the exercise by Alliant Energy Corporate Services of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, damage or death is held to have been caused by the negligence or intentional wrongdoing of ATCLLC, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Alliant Energy Corporate Services hereby waives any defense it otherwise might have under applicable workers' compensation laws.

     (c)  Alliant Energy Corporate Services' Indemnification for CIPCO claims.
          -------------------------------------------------------------------
The Parties agree that ATCLLC's liability to third-parties for claims relating to ATCLLC's provision of Services for any CIPCO Transmission Facilities shall be no greater than ATCLLC would have if it were providing the Services to CIPCO under a direct agreement which included force majeure, limitation of liability and indemnification provisions equivalent to Article 9, Article 10 or Sections 11(a)-(b) of this Agreement. To that end, and notwithstanding anything to the contrary in Article 10 or Sections 11(a)-(b) of this Agreement, Alliant Energy Corporate Services shall indemnify, hold harmless and defend ATCLLC, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) arising out of or connected with any CIPCO Transmission Facility and arising out of or connected with (i) either Party's performance or breach of this Agreement, or; (ii) the exercise by either Party of its rights hereunder. ATCLLC shall have a right to be indemnified, held harmless and defended under this subsection (c) only to the extent that the type or amount of relief asserted against ATCLLC or its parent, officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees or successors, exceeds the liability ATCLLC would have if it were providing the Services to CIPCO under a direct agreement which included force majeure, limitation of liability and indemnification provisions equivalent to Article 9, Article 10 or Sections 11(a)-(b) of this Agreement. The provisions of this Section shall not apply if any such injury, damage or death is held to have been caused by the intentional wrongdoing of ATCLLC, its agents or employees. Because ATCLLC is a subcontractor of Alliant Energy Corporate Services with respect to Services ATCLLC provides for any CIPCO Transmission Facilities, the Parties also agree that ATCLLC liability to CIPCO should not be any greater than any applicable limitation on Alliant Energy Corporate Services' liability, as IES's or IPC's agent, to CIPCO. If the liabilities covered by this subsection (c) would, if asserted against Alliant Energy Corporate Services, be subject to any provision relating to limitation of liability or damages, indemnification or force majeure, in any agreement between IES or IPC and CIPCO, then Alliant Energy Corporate Services shall, in addition to any other obligations set forth in this subsection (c), hold harmless, indemnify and defend ATCLLC, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for any amounts above and beyond the amount for which Alliant Energy Corporate Services, as IES's or IPC's agent, could be liable under such provision(s) in IES's or IPC's agreement with CIPCO. In furtherance of the foregoing indemnification and not by way of limitation thereof, Alliant Energy Corporate Services hereby waives any defense it otherwise might have under applicable workers' compensation laws.

     (d)  Indemnification Procedures. Any Party seeking indemnification under
          --------------------------
this Agreement shall give the other Party notice of such claim as soon as practicable but in any event on or before the thirtieth (30th) day after the Party's actual knowledge of such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed. Each Party's indemnification obligation will survive expiration, cancellation or early termination of this Agreement.

                                 12.  INSURANCE

     (a) The Parties agree to maintain, at their own cost and expense, general and automobile liability, worker's compensation, and other forms of insurance relating to their operations for the life of this Agreement in the manner, and amounts, at a minimum, as set forth below,

     (i) Workers' Compensation Insurance in accordance with all applicable state, federal and maritime law, including Employer's Liability Insurance in the amount of $1,000,000 per accident;

     (ii) Commercial General Liability Insurance, including Contractual Liability Coverage for liabilities assumed under this Agreement, and Personal Injury Coverage in the amount of $25,000,000 per occurrence for bodily injury and property damage. ATCLLC's policy shall include Alliant Energy Corporate Services as an additional insured and Alliant Energy Corporate Services' policy shall include ATCLLC as an additional insured;

     (iii) Automobile Liability Insurance for all owned, non-owned, and hired vehicles with bodily injury limits of no less than $5,000,000 per person, $5,000,000 per accident; and property damage limits of no less than $5,000,000 per accident. ATCLLC's policy shall include Alliant Energy Corporate Services as an additional insured and Alliant Energy Corporate Services' policy shall include ATCLLC as an additional insured;

     (iv) Either Party may, at its option, self insure all or part of the insurances required in this Article; provided, however, that the self-insuring Party submits documentary evidence to the other Party, upon request, that sufficient assets are available to meet its self insurance obligations and further, agrees that all other provisions of this Article, including, but not limited to, waiver of subrogation, waiver of rights of recourse, and additional insured status, which provide or are intended to provide protection for the other Party and its affiliated and associated companies under this Agreement, shall remain enforceable. A Party's election to self-insure shall not impair, limit, or in any manner result in a reduction of rights and/or benefits otherwise available to the other Party and its affiliated and associated companies through formal insurance policies and endorsements as specified in the above parts of this Article. The self-insuring Party agrees that all amounts of self-insurance, retentions and/or deductibles are the responsibility of and shall be borne by the self-insuring Party.

     (b) Within fifteen (15) days of the Effective Date, and each anniversary of the Effective Date, during the term of this Agreement, (including any extensions), each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

     (i)  Name of insurance company, policy number and expiration date;

     (ii) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy;

     (iii) A statement indicating that the other Party shall receive at least thirty (30) days prior written notice of cancellation or expiration of a policy, or reduction of liability limits with respect to a policy; and

     (iv) A statement identifying and indicating that additional insureds have been named as required by this Agreement.

     (c) At a Party's request, in addition to the foregoing certifications, the other Party shall deliver to the first Party a copy of applicable sections of each insurance policy.

     (d) Each Party shall have the right to inspect the original policies of insurance applicable to this Agreement at the other Party's place of business during regular business hours.

     (e) If any insurance is written on a "claims made" basis, the respective Party shall maintain the coverage for a minimum of seven years after the termination of this Agreement.

     (f) To the extent permitted by the insurer and commercially reasonable, each Party shall obtain waivers of subrogation in favor of the other Party from any insurer providing coverage that is required to be maintained under this
Article 12, except for the coverage required under Section 12(a)(i). A Party shall not be required to obtain a waiver of subrogation if the other Party is not able to obtain a waiver of subrogation from its insurance carrier.

                           13.  SUCCESSORS AND ASSIGNS

     This Agreement and each and every covenant, term and condition hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. ATCLLC shall not assign its rights or obligations hereunder without express written approval of Alliant Energy Corporate Services, except it may assign its rights or obligations to a purchaser (or an affiliate) who will own all or substantially all of ATCLLC's transmission assets (including the SOC) or equity interests and who shall then be bound by all of the provisions of this Agreement. Alliant Energy Corporate Services shall not assign its rights or obligations hereunder without express written approval of ATCLLC, except it may assign its rights and obligations relating to Transmission Facilities to a purchaser (or an affiliate) who will own all or substantially all of the Transmission Facilities and who shall then be bound by all of the provisions of this Agreement. Alliant Energy Corporate Services shall not assign its rights or obligations hereunder without express written approval of ATCLLC, except it may assign its rights and obligations relating to the East 34.5 kV Facilities to a purchaser (or an affiliate) who will own all or substantially all of the East
34.5 kV Facilities and who shall then be bound by all of the provisions of this Agreement.

                                   14.  NOTICE

     (a) All certificates or notices required hereunder shall be given in writing and addressed or delivered to the representative(s) specified in this Agreement. Notices shall be deemed received (i) upon delivery, when personally delivered; (ii) upon receipt, when sent via registered or certified mail; (iii) the next business day, when sent via overnight courier; and (iv) upon transmittal, when sent via facsimile. Copies of all general correspondence regarding this Agreement shall also be sent to these representative(s).

     (b) Notices submitted hereunder shall be directed to the following individuals:

          Notices to ATCLLC:

          Attn:
               -----------------------------

          ----------------------------------

          ----------------------------------

          Notices to Alliant Energy Corporate Services:

          Attn:
               -----------------------------

          ----------------------------------

          ----------------------------------

     (c) Alliant Energy Corporate Services or ATCLLC may change their respective representative(s) designated to receive notice hereunder by written notice to the other Party. All correspondence and transmittals between the Parties shall be executed pursuant to coordination procedures that shall be developed by the Parties.

                               15.  MISCELLANEOUS

     15.1  COMPLIANCE WITH LAWS

     Throughout the term of this Agreement, each Party shall perform its obligations hereunder in compliance with all present and future federal, state and local statutes, ordinances, rules and regulations, including, but not limited to those pertaining to human safety, protection of property, non-discrimination, and protection of the environment.

     15.2  ENTIRE AGREEMENT

     This Agreement, together with the Schedules, Appendices and Exhibits attached hereto, is the entire understanding of the Parties regarding the subject matter hereof, and supersedes all prior oral or written discussions, negotiations and agreements the Parties may have had with respect to the subject matter hereof.

     15.3  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.

     15.4  AMENDMENT

     No amendment, modification or waiver of any term hereof shall be effective unless set forth in a writing signed by both Alliant Energy Corporate Services and ATCLLC.

     15.5  SURVIVAL

     All warranties, remedial obligations, indemnities and confidentiality rights and obligations provided for herein shall survive the cancellation, expiration or termination hereof.

     15.6  INDEPENDENT CONTRACTOR

     ATCLLC at all times shall be deemed to be an independent contractor and none of its employees or the employees of its sub-contractors shall be considered to be employees of Alliant Energy Corporate Services during the term of this Agreement. ATCLLC shall have no authority to act on behalf of Alliant Energy Corporate Services or bind Alliant Energy Corporate Services in any manner except as expressly set forth in this Agreement. The Parties acknowledge that neither this Agreement nor any of its provisions are intended to create any partnership or joint venture between the Parties.

     15.7  CONFIDENTIALITY

     (a) "Confidential Information", as used in this Section 15.7, shall mean all information or documentation disclosed or made available by either Party to the other, including but not limited to correspondence between the Parties, business plans, financial information, policies and procedures, computer programs, reports and analyses, or other information which a Party in good faith designates as "Trade Secrets" as that term is defined in Wis. Stat. ss. 134.90(1)(c).

     (b) In consideration of the disclosure by one Party of Confidential Information to the other Party, the Parties agree that each of them shall undertake in good faith to accomplish the following additional actions with respect thereto:

               (i) to use the Confidential information for the sole purpose of fulfilling the obligations of the Parties pursuant to this Agreement;

               (ii) to safeguard and hold in strict confidence all Confidential Information, limiting disclosure of Confidential Information to employees, contractors or agents who have a need to know;

               (iii) to protect Confidential Information from disclosure to anyone not a party to this Agreement without the prior approval of the disclosing Party; and

               (iv) upon the request of the disclosing Party and in any event upon cancellation or expiration of this Agreement, to return all Confidential Information, or to certify that such Confidential Information has been destroyed.

     (c) The restrictions of this Section do not apply to any information which is already known by the receiving party, possessed by a third party prior to disclosure, acquired from anyone not a party to this Agreement without restriction, or which is publicly available.

     (d) Each Party retains all right, title and interest in and to any Confidential Information disclosed by the party hereunder.

     (e) In the event that either Party is required by applicable law to disclose any Confidential Information of the other Party, such party shall promptly notify the other Party of such requirement and cooperate with the other Party to protect the Confidential Information from any disclosure not required by law.

     (f) The obligations of this Section shall survive for a period of 3 years following any expiration or cancellation of this Agreement.

     15.8  STANDARDS OF CONDUCT.

     If the performance of this Agreement requires either Party to disclose information about the Transmission System, the Distribution System, or the East
34.5 kV System to the other, the disclosure and further dissemination of such information shall be subject to any FERC or applicable state standards and requirements relating to such information.

     15.9  NO IMPLIED WAIVERS

     The failure of a Party to insist upon or enforce strict performance of any of the provisions of this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assist or rely upon any such provisions, rights and remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

     15.10  NO THIRD-PARTY BENEFICIARIES

     This Agreement is intended to be solely for the benefit of Alliant Energy Corporate Services and ATCLLC and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party (other than successors and permitted assigns) not a signatory hereto.

     15.11  SEVERABILITY

     In the event that any provision of this Agreement is deemed as a matter of law to be unenforceable or null and void, such unenforceable or void portion of such provision shall be deemed severable from this Agreement unless the removal of the unenforceable provision materially alters the obligations of either Party hereunder. Even if there is a material alteration in the remainder of the Agreement, the Agreement shall continue in full force and effect as if such provision was not contained herein., but the Parties shall negotiate in good faith new provisions in relation to the deleted provision that will to the extent practicable restore the benefit of the bargain contained in such provision, and that are consistent with Good Utility Practice.

     15.12  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, with the exception of any choice of laws provisions.

     15.13  HEADINGS

     The headings set forth herein are inserted for convenience and shall have no effect on the interpretation or construction of this Agreement.

     15.14  AFFILIATE STATUS OF PARTIES

     For purposes of Articles 10, 11, and 12, neither ATCLLC nor ATC Management, Inc. shall be treated as affiliates of Alliant Energy Corporate Services, IES, IPC, or WPL.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first written above.

               AMERICAN TRANSMISSION COMPANY, LLC

               BY
                 --------------------------------------
               TITLE
                    -----------------------------------


               ALLIANT ENERGY CORPORATE SERVICES, INC.

               BY
                 --------------------------------------
               TITLE
                    -----------------------------------

                                   SCHEDULE A

     The protocols and requirements relating to ATCLLC control and operation of the Transmission System are attached to and made part of Operating Agreement Between Alliant Energy Corporate Services, Inc. and American Transmission Company LLC.

I.   DEFINITIONS
     -----------

     Capitalized words used in this Schedule A and not defined below shall have the definitions in the Operating Agreement Between Alliant Energy Corporate Services, Inc. and American Transmission Company LLC (the "Agreement"). The following defined terms used in this Schedule A shall be defined as set forth below:

     (a) "CBPC" shall mean the Corn Belt Power Cooperative and their successors and assigns.

     (b) "CIPCO" shall mean the Central Iowa Power Cooperative and their successors and assigns.

     (c)  "Control Center" shall mean either the SOC or the DDC West.

     (d)  "EMS" shall mean Energy Management System.

     (e)  "EOP" shall mean Electric Operating Policy.

     (f)  "ICCP" shall mean Inter- Control Center Communication Protocol.

     (g)  "LTC" shall mean the Load Tap Changer.

     (h)  "REC" shall mean rural electric cooperative.

     (i) "RTU" (Remote Terminal Unit) shall mean a device connected by a communications system to one or more master computers with appropriate software, placed at various locations to collect data and perform remote control. It may also perform intelligent autonomous control of electrical systems and report the results back to the master computer(s).

     (j)  "SCADA" shall mean Supervisory Control and Data Acquisition.

II.  GENERAL
     -------

     (a) Except as otherwise specifically provided in this Schedule A or the Agreement, a requirement that the SOC accomplish a task or tasks is the responsibility of ATCLLC.

     (b) Except as otherwise specifically provided in this Schedule A or the Agreement, a requirement that the DDC West accomplish a task or tasks is the responsibility of Alliant Energy Corporate Services.

     (c) Except as otherwise specifically provided in this Schedule A or the Agreement, a requirement that a Control Center accomplish a task or tasks under certain circumstances shall be the responsibility of ATCLLC where the circumstances require SOC to accomplish such tasks or the responsibility of Alliant Energy Corporate Services where the circumstances require DDC West to accomplish such tasks.

III. COORDINATION AND RESPONSIBILITIES FOR CONTROL AND OPERATION
     -----------------------------------------------------------

     A.   REMOTE SUPERVISION AND SWITCHING
          --------------------------------

     1. A Control Center shall notify the other Control Center prior to directing the operation of any distribution-class voltage control device to determine whether the operation of the device would adversely affect the Transmission System or the Distribution System.

     2. The responsibilities of the respective Control Centers for directing operation of voltage control devices will be mutually agreed upon by the Parties on a substation-by-substation basis. In general, responsibility shall be assigned according to the voltage level that the device is designed to operate.

     B.   SWITCHING AND HOLD CARDING RESPONSIBILITIES.
          -------------------------------------------

     1. DDC West shall forward all requests for transmission clearances impacting the Transmission Facilities to SOC. SOC shall forward all requests for distribution clearances impacting the Distribution System to the DDC West.

     2. Only one party shall issue the "Request for Clearance" that requires switching on both the Transmission System and Distribution System. For clearances that require switching on both transmission and distribution equipment, the Control Center requesting a clearance that requires switching on both transmission and distribution equipment shall make a good faith effort to determine whether the job involves primarily transmission or distribution switching. If DDC West is requesting a clearance that involves primarily transmission switching, DDC West in order to determine which Control Center will issue the Request for Clearance shall contact SOC. If SOC is requesting a clearance that involves primarily distribution switching, SOC shall contact DDC West in order to determine which Control Center will issue the Request for Clearance. The Party issuing the Request for Clearance shall assign the clearance number, shall clearly identify which Control Center will direct each of the switching steps included in the clearance. Either Control Center may direct all of the switching on such a clearance with the approval of the other Control Center.

     3. DDC West shall immediately inform SOC of any Distribution System outage that could impact the Transmission System. SOC shall immediately inform DDC West of any Transmission System outage that could impact the Distribution System.

     4. DDC West shall notify all Foreign Utilities, RECs, municipals, and power plants regarding any planned or emergency Distribution System switching that could affect those entities' operations.

     5. SOC shall notify all Foreign Utilities, RECs, municipals, and power plants regarding any planned or emergency Transmission System switching that could affect those entities' operations. Alliant Energy Corporate Services shall provide ATCLLC with updated lists of all such entities whose operations could be affected.

     6. DDC West shall schedule switching personnel for any emergency sectionalizing/restoration switching necessary for the safe and reliable operation of both the Transmission System and the Distribution System.

     7. The Control Center responsible for prescheduled switching shall coordinate with the individual requesting the clearance and shall coordinate with the person requesting the clearance to schedule the personnel necessary to perform the related switching.

     8. All clearances with 69 kV switching involved shall be forwarded by SOC on a facility-by-facility basis to the DDC West as agreed by the Parties. These are needed to maintain accuracy on the DDC Distribution Management System.

     9. For mixed transmission/distribution switching, DDC West may direct the operation of transformer high side switches with the permission of SOC. The switch times and hold cards shall be relayed to SOC. Transmission hold cards shall be recorded and released through SOC. DDC West shall direct all distribution switching. SOC and DDC West shall coordinate these procedures to ensure that operations by one center do not adversely affect the system controlled by the other.

     10. All switching and hold carding procedures shall be consistent with Alliant Energy Corporate Services' EOP, updated copies of which shall be provided to ATCLLC.

     C.   LOAD SHEDDING
          -------------

     1. If Transmission System loading or disturbances require a localized shedding of load, SOC shall contact DDC West to request a specific number of MW of load shedding in a specific area. DDC West shall implement the Alliant Energy plan and shall report completion of the load shedding to SOC.

     2. If Alliant Energy Corporate Services determines it or its affiliates must shed load for capacity reasons, such load shedding shall be initiated and completed by Alliant Energy Corporate Services.

     D.   SCADA ALARM RESPONSIBILITIES
          ----------------------------

     1. A Control Center shall immediately take actions necessary to restore lost ICCP data links.

     2. DDC West shall immediately take actions necessary to restore any lost CIPCO and CBPC data links.

     3. RTUs that are scanned directly into the DDC West SCADA are the operational responsibility of DDC West.

     4. RTUs that are scanned directly into the ATCLLC EMS system are the operational responsibility of SOC.

     5. Processing transmission-related alarms and taking action to resolve such alarms are the responsibility of the SOC.

     6. Processing distribution-related alarms and taking action to resolve such alarms are the responsibility of DDC West.

     7. A Control Center that receives an alarm that is not clearly transmission-related or distribution-related shall contact the other Control Center to determine a course of action for resolving the alarm.

     8.   Microwave tower alarms shall be the responsibility of DDC West.

     9. Remote Terminal Units (RTUs). SOC shall scan RTUs that have a purely transmission-related function. DDC West shall scan RTUs that have a purely distribution-related function. For RTUs having both transmission-related and distribution-related function, one of either SOC or DDC West shall scan the RTU, with the intent that the Control Center scanning the RTU shall provide all necessary alarm information, switching device status, and control functionality information regarding the scanned RTU to the other Control Center via an ICCP data link. In some cases this circumstance will result in alarms being present on both SCADA systems. As soon as practicable before the Operations Date, the Parties shall designate all RTUs as transmission-only, distribution-only, or dual purpose, and shall mutually agree on the scanning responsibility for all dual purpose RTUs.

     10. Notwithstanding the preceding paragraph, the DDC West SCADA shall continue to scan some RTUs that possess transmission control functionality and may display the associated data on the DDC West SCADA's one-line displays. However, the transmission control functionality on these devices will not be available on one-line displays on the DDC West SCADA system.

     E.   ALARM DISTRIBUTION
          ------------------

     The process for distributing alarms to the proper Control Center and the initiation of corrective actions for field problems shall be as follows:

     1. DDC West shall receive all status alarms for the Distribution System. DDC West shall be responsible for all Distribution System alarms. These alarms may come from direct scanning of RTUs, remote consoles, or through ICCP data transfer from SOC. Regardless of the source of the alarm, SOC shall present all status alarms to DDC West via SCADA. DDC West shall be responsible for acknowledging all alarms received on the DDC West SCADA system.

     2.   DDC West shall be responsible for deploying field personnel.

     3. SOC shall receive all status alarms for the Transmission System either by direct scanning of RTUs or via ICCP data transfer from the DDC West SCADA. SOC shall acknowledge transmission alarms on the ATCLLC EMS and shall coordinate with DDC West to initiate deployment of field personnel to correct problems for critical alarms.

     4. The DDC West EMS remote console that has been made available to ATCLLC will be used for informational purposes on mixed transmission/distribution substations if the ICCP link is out of service.

     5. The ATCLLC EMS remote console that has been made available to the DDC West will be used by the DDC West to view Transmission System data.

     6. Current system conditions permitting and consistent with Good Utility Practice, SOC shall report to DDC West transmission alarms/operational characteristics that adversely affect the Distribution System as soon as possible after such characteristics become known to SOC.

     7. Current system conditions permitting and consistent with Good Utility Practice, DDC West shall report to SOC distribution alarms/operations that adversely affect the Transmission System as soon as possible after such characteristics become known to DDC West. Adverse conditions include but are not be limited to customer outages, voltage problems, and open tie lines.

     F.   MAINTENANCE REPORTS
          -------------------

     1. SOC shall prepare, where appropriate, maintenance request reports for problems relating to the Transmission System and DDC West shall prepare, where appropriate, maintenance request reports for problems relating to the Distribution System. This responsibility includes preparing, filing, and tracking the report, and providing a copy of the report to the appropriate field departments. DDC West shall provide to the SOC regularly updated lists to the SOC identifying the appropriate field departments for each transmission substation and transmission alarm that will need copies of maintenance request reports. After-hours deployment of field employees to perform maintenance deemed critical shall be the responsibility of DDC West. For purposes of this Schedule A, critical requests are those in which immediate action is requested.

     2. For critical alarms relating to the Transmission System, SOC shall direct DDC West to immediately dispatch the appropriate repair personnel and shall subsequently provide a maintenance request report. All maintenance request reports shall identify the Control Center that needs to be contacted, the nature of the alarm, and the substation to which the alarm relates.

     3. All maintenance and repair information relating to a maintenance request report shall be reported back to the Control Center issuing the report. The issuing Control Center shall then close out the maintenance request, and shall provide the completed report to the other Control Center.

     G.   RESPONSE PERSONNEL NOTIFICATION REQUIREMENTS
          --------------------------------------------

     1. Alliant Energy Corporate Services field personnel in the Transmission System and Distribution System territory shall contact the DDC West directly to report any Distribution System problems. DDC West shall contact SOC directly to report any Transmission System problems. The SOC Operator shall contact DDC West to arrange for deployment of personnel necessary to respond to any reported emergency Transmission System problems.

     2. The Alliant Energy Corporate Services field personnel shall communicate with the DDC West Operator if the problem is Distribution System-related. Alliant Energy Corporate Services field personnel shall contact SOC if the problem is transmission-related.

     H.   SUBSTATION ENTRY
          ----------------

     When Alliant Energy Corporate Services field personnel enter a substation, they shall notify the appropriate Control Center. When either Control Center receives these notifications, they shall confirm that the other Control Center has also been notified.

                                   SCHEDULE C

     This Schedule C is attached to and made part of the Operating Agreement Between Alliant Energy Corporate Services, Inc. and American Transmission Company LLC (the "Agreement")

     1.   GENERAL DESCRIPTION.
          -------------------

     ATCLLC shall invoice to Alliant Energy Corporate Services the actual costs of providing Services for the previous month. The invoice will also identify any costs for Services accrued during the previous month by ATCLLC with the understanding that these accrued costs will be invoiced for payment at a later date (as they are paid by ATCLLC). ATCLLC's invoices to Alliant Energy Corporate Services will be in a consistent format and provided monthly together with the ATCLLC's detailed billing reports supporting the invoice.

     2.   METHODS OF CALCULATING COSTS TO BE PAID BY ALLIANT ENERGY CORPORATE
          -------------------------------------------------------------------
          SERVICES.
          --------

     (a)  Direct Costs. Costs incurred by the ATCLLC that are solely and
          ------------
directly attributable to the Services shall be directly billed to Alliant Energy Corporate Services in full. These directly billed costs shall be recorded as incurred by ATCLLC to internal bookkeeping accounts designated as transmission billing accounts. The direct cost for materials and supplies shall be their book value.

     (b)  Indirect Costs. Costs incurred by the ATCLLC for activities that
          --------------
support the entire company or which support Transmission Facilities and services to Transmission Facilities plus other activities of ATCLLC will be identified and a portion of these costs will be charged to Alliant Energy Corporate Services. ATCLLC will identify and aggregate all of these costs into recognizable categories and, in cooperation with Alliant Energy Corporate Services, shall develop methods for calculating the portion of each cost category that should be allocated to Alliant Energy Corporate Services. The method for determining the share allocable to Alliant Energy Corporate Services may vary from cost category to cost category. A document describing the methods for allocating categories of costs to Alliant Energy Corporate Services, including any allocation formulas, will be attached to this Schedule C.

     (c)  Labor Loadings. Loadings that account for pension and employee benefit
          --------------
costs, payroll taxes and costs, and the expense of non-productive time (paid leaves plus, if not a separate cost category, training) shall be added to any direct or indirect labor costs billed to Alliant Energy Corporate Services. A document describing the methods ATCLLC will use to calculate and apply labor loadings will be attached to this Schedule C.

     (d)  Extraordinary Costs. Subject to Articles 4 and 5 of the Agreement,
          -------------------
costs incurred by ATCLLC that are unusual, special or extraordinary may require unique treatment. ATCLLC will notify Alliant Energy Corporate Services in advance of incurring such costs whenever possible and as soon as possible after incursion of the cost if advance notice is not possible, but in any event prior to sending Alliant Energy Corporate Services an invoice that includes the cost.

     (e)  ATCLLC's System for Recording Its Costs. ATCLLC will notify Alliant
          ---------------------------------------
Energy Corporate Services in advance of any changes to its system of recording and tracking its costs that will significantly impact the calculation or appearance of invoices to Alliant Energy Corporate Services. ATCLLC will, at Alliant Energy Corporate Services' expense, provide for the transfer to Alliant Energy Corporate Services of electronic billing data in a form usable by Alliant Energy Corporate Services' electronic systems for recording and tracking costs of the Services.

     3.   TRUE-UPS AND REVIEWS.
          --------------------

     Amounts that have been billed based on estimates will be adjusted to the ATCLLC's actual costs after actual costs are known and Alliant Energy Corporate Services will pay more or receive a credit, as appropriate, for any true-up. Such true-ups may be performed at any time, but at least one annual true-up will be performed by the ATCLLC for the previous year before the expiration of the first quarter of the following year. In addition, formulas, procedures and allocations may be revised by either Party if the Party proposing the revision can demonstrate to the other Party that new facts have come to light or that it has discovered or developed an improved formula, procedure or method for accurately determining or invoicing actual costs. Any such revision to a formula, procedure or allocation will not be applied retroactively. Amounts previously billed in error, however, will be corrected in accordance with
Section 4 below; error here includes the long or short-term misapplication of an approved formula. Where refunds or additional amounts are owed due to a true-up or correction, the refund or additional amount shall appear on the next monthly billing following identification of the adjustment.

     4.   CONTESTED STATEMENTS.
          --------------------

     Alliant Energy Corporate Services may contest, and ATCLLC may correct, any particular items included in any ATCLLC invoice within one year of Alliant Energy Corporate Services' receipt of the invoice. This provision does not limit Alliant Energy Corporate Services' right to audit ATCLLC under Section 6.4 of the Agreement.

     5.   ADJUSTMENTS.
          -----------

     ATCLLC shall promptly reimburse or credit Alliant Energy Corporate Services for any charges that should not have been billed to Alliant Energy Corporate Services as provided in the Agreement and which either Party identifies within 12 months of the Alliant Energy Corporate Services' receipt of the invoice containing such charges. Such reimbursements shall be set forth in the appropriate section of the invoice. ATCLLC shall bill Alliant Energy Corporate Services for any charges that were not billed but should have been billed to Alliant Energy Corporate Services as provided in this Agreement and which either Party identifies within 12 months of the month that the charges were incurred.

     The amount of any adjustment under this Section shall reflect interest from the date such amounts were due at the published prime interest rate of Firstar Bank on the last business day of the preceding month.